CONSENT OF LASZLO BODI

The undersigned hereby consents to the references to, and the information derived from, the report titled “Kiaka Gold Project Prefeasibility Study” dated May 23, 2012, and to the references, as applicable, to the undersigned's name included in or incorporated by reference in the Registration Statement on Form F-10 being filed by B2Gold Corp.

/s/ Lazlo Bodi
Laszlo Bodi, M.Sc., P.Eng.
Principal Civil/Geotechnical Engineer
Tetra Tech PWR
December 8, 2015